UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934




                         Date of Report: August 9, 2005



                             MIDDLESEX WATER COMPANY
                             -----------------------
             (Exact name of registrant as specified in its charter)


          NEW JERSEY                  0-422                22-1114430
          ----------                  -----                ----------
(State or other jurisdiction of    (Commission         (I.R.S. Employer
  incorporation or organization)    File Number)       Identification No.)


            1500 RONSON ROAD, P.O. BOX 1500, ISELIN, NEW JERSEY 08830
            ---------------------------------------------------------
          (Address of principal executive offices, including zip code)


                                 (732)-634-1500
                                 --------------
              (Registrant's telephone number, including area code)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 8.01. Other Events

Announcement of Middlesex Water Company second quarter 2005 earnings as set forth in the attached press release.



                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.



                                     MIDDLESEX WATER COMPANY
                                           (Registrant)





                                     s/Kenneth J. Quinn
                                     ------------------
                                     Kenneth J. Quinn
                                     Vice President, General Counsel,
                                     Secretary and Treasurer


Dated: August 9, 2005

             MIDDLESEX WATER COMPANY REPORTS SECOND QUARTER EARNINGS

      ISELIN, NJ, (August 9, 2005) Middlesex Water Company, (NASDAQ:MSEX), a provider of water and wastewater services in New Jersey and Delaware, announced a 3.0% increase in consolidated net income for the quarter ended June 30, 2005.

Second Quarter 2005 Results
---------------------------

      Consolidated operating revenues for the quarter ended June 30, 2005, were $18.4 million, up from $17.8 million for the same period in 2004. Earnings applicable to common stock were $1.9 million, and basic and diluted earnings per share were $0.17 and $0.16 respectively, which were comparable with the prior year.

      Revenues from sales of water increased by $0.9 million in the Middlesex system, which was primarily the result of a 9.5% base rate increase received in May 2004. This increase was partially offset by decreased water consumption by certain large industrial customers during the period. Continued customer growth and a base rate increase for the Company's Delaware subsidiary, Tidewater Utilities, Inc. (TUI), generated $0.5 million of additional water revenues compared to the same period in the prior year; however, weather-related construction delays in the housing industry in southern Delaware have resulted in slower than anticipated customer growth in the current period. This has resulted in a reduction of service connection fees of $0.1 million as compared to the same period in the prior year.

      In spite of these construction delays, demand for new housing in Delaware continues to appear strong based upon applications for new water service. In addition to these requests for new water service, TUI is responding to numerous requests for proposals to provide residential wastewater services to proposed developments through the Company's newly-formed regulated wastewater subsidiary, Tidewater Environmental Services, Inc.

      Operating expenses increased to $15.1 million, primarily due to higher costs for payroll and benefits. The increased benefits costs were primarily related to pension, post-retirement and health care. Certain of these and other cost increases were unanticipated and are expected to adversely impact earnings for the remainder of 2005.

Six-Month Results
-----------------

      For the six months ended June 30, 2005, revenues increased to $35.2 million, up from $33.6 million for the same period in 2004. This increase is attributable to the factors discussed in the quarterly results above.

      Operating expenses increased to $29.3 million, up from $28.3 million. Higher costs for payroll and benefits in the Middlesex system represented $1.0 million of the increase. Operating costs associated with customer growth in Delaware accounted for $0.5 million of the increase. Costs associated with a meter installation venture decreased $1.1 million as compared to the prior year period, due to the completion of the original contracts. Depreciation expense increased $0.3 million as a result of additional assets placed in service since June 30, 2004.

                                 MORE-MORE-MORE

         MIDDLESEX WATER COMPANY REPORTS SECOND QUARTER EARNINGS/Page 2

      For the six-month period ended June 30, 2005, earnings applicable to common stock were $3.2 million, compared to $2.8 million in the prior year. Basic and diluted earnings per share improved from $0.26 to $0.28 as a result of the increased earnings.

Board Declares Quarterly Dividend
---------------------------------

      The Company's Board of Directors approved a quarterly dividend of $0.1675 per share, payable September 1, 2005, to common shareholders as of August 15, 2005. The Company has paid cash dividends in varying amounts for the past 90 years and the dividend has been increased in each year since 1973. Middlesex Water has a Dividend Reinvestment Plan (the Plan) under which dividends and optional cash payments can be used to purchase additional shares of Common stock. The Company is currently offering its shares at a 5% discount on all optional cash purchases and reinvested dividends under the Plan through December 1, 2005.

About Middlesex Water Company
-----------------------------

      Middlesex Water Company, organized in 1897, is an investor-owned water utility, serving customers in central and southern New Jersey and in the State of Delaware. The Company and its New Jersey subsidiaries - Pinelands Water Company and Pinelands Wastewater Company--are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy), Inc. The Company's Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company, and Tidewater Environmental Services, Inc., are subject to the regulations of the Public Service Commission in Delaware. These companies are also subject to various Federal and State regulatory agencies concerning water quality standards.

      For additional information regarding Middlesex Water Company, visit the Company's website at www.middlesexwater.com or call (732) 634-1500.
                     ----------------------

--------------------------------------------------------------------------------
Certain matters discussed in this press release are "forward-looking statements"
   regarding the Company's results of operations and financial position. Such statements address future plans, objectives, expectations and events concerning various matters such as capital expenditures, earnings, litigation, growth potential, rate, regulatory matters, liquidity, capital resources and accounting matters. Actual results in each case could differ materially from those currently anticipated in such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
--------------------------------------------------------------------------------

                                      ###

Contact:
Bernadette M. Sohler
Director of Communications
(732) 634-1500

                             MIDDLESEX WATER COMPANY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)


                                                   Three Months Ended June 30,       Six Months Ended June 30,
                                                       2005           2004             2005           2004
                                                  ----------------------------    ----------------------------
Operating Revenues                                $ 18,430,751    $ 17,769,913    $ 35,173,654    $ 33,645,646
                                                  ----------------------------    ----------------------------

Operating Expenses:
   Operations                                        9,409,108       9,357,580      18,451,104      18,261,671
   Maintenance                                         979,119         808,459       1,877,804       1,670,967
   Depreciation                                      1,620,159       1,449,469       3,168,207       2,885,699
   Other Taxes                                       2,163,520       2,026,107       4,246,654       3,971,301
   Income Taxes                                        894,714       1,018,643       1,561,484       1,526,002
                                                  ----------------------------    ----------------------------

       Total Operating Expenses                     15,066,620      14,660,258      29,305,253      28,315,640
                                                  ----------------------------    ----------------------------

               Operating Income                      3,364,131       3,109,655       5,868,401       5,330,006

Other Income:
   Allowance for Funds Used During Construction        140,456          80,721         350,906         130,282
   Other Income                                         35,943         117,759          91,162         137,565
   Other Expense                                       (16,324)        (26,440)        (24,469)        (29,676)
                                                  ----------------------------    ----------------------------

       Total Other Income, net                         160,075         172,040         417,599         238,171

Interest Charges                                     1,578,078       1,391,364       2,960,170       2,644,206
                                                  ----------------------------    ----------------------------

Net Income                                           1,946,128       1,890,331       3,325,830       2,923,971

Preferred Stock Dividend Requirements                   63,696          63,696         127,393         127,393
                                                  ----------------------------    ----------------------------

Earnings Applicable to Common Stock               $  1,882,432    $  1,826,635    $  3,198,437    $  2,796,578
                                                  ----------------------------    ----------------------------

Earnings per share of Common Stock:
   Basic                                          $       0.17    $       0.17    $       0.28    $       0.26
   Diluted                                        $       0.16    $       0.16    $       0.28    $       0.26

Average Number of
   Common Shares Outstanding :
   Basic                                            11,392,964      11,068,164      11,380,290      10,823,630
   Diluted                                          11,736,104      11,411,304      11,723,430      11,166,770

Cash Dividends Paid per Common Share              $     0.1675    $     0.1650    $     0.3350    $     0.3300
